UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (August 29, 2014): August 29, 2014

Whitestone REIT
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-34855	76-0594970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 South Gessner, Suite 500, Houston, Texas	77063
(Address of Principal Executive Offices)	(Zip Code)

(713) 827-9595
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Execution of Employment Agreements and Change in Control Agreements.

Executive Employment Agreements

On August 29, 2014, Whitestone REIT (the “Company”) entered into Employment Agreements (the “Employment Agreements”) with James C. Mastandrea, the Company’s Chairman, President and Chief Executive Officer, and David K. Holeman, the Company’s Chief Financial Officer. The Employment Agreements each have an initial term of three (3) years, subject to automatic renewal for successive one (1) year periods unless either party provides notice of non-renewal at least ninety (90) days prior to the next automatic expiration date. The contracts provide for base salaries of $400,000 and $250,000, respectively, per year to Messrs. Mastandrea and Holeman, and each of them is entitled to an annual bonus as awarded by the Compensation Committee (the “Compensation Committee”) of the board of trustees of the Company in its discretion upon the satisfaction of performance criteria established by the Compensation Committee and as previously approved by the Company’s shareholders. The base salaries are the same as in effect since August 2, 2013.

In addition, each officer will be entitled to continued benefits as have been provided to the officers since 2006, including insurance (family health, life, accidental death, disability and director and officer liability) coverage, company automobiles, annual physicals and participation in the Company’s 401(k) and other pension benefit plans available to all employees.

Upon any termination (either before or after a Change in Control) of their employment by the Company without cause or by the officer for good reason, the officer’s restricted common shares and restricted share units will immediately vest and each officer will be entitled to a severance payment equal to 2.99 times the sum of his then-current salary and last year’s bonus, as well as continuation of benefits for three (3) years. As a condition to receiving any severance payment, the officer is required to execute and deliver a blanket release of the Company from any and all current and prior claims. In addition, for a period of one (1) year from and after termination of employment, except in the capacity of a less than 1% passive investor in a public company, each officer is restricted from having any interest in or performing any services in respect of any property that meets the Company’s publicly-stated definition of a Community Centered Property within a five (5) mile radius of any property then-owned by the Company.

Change in Control Agreements

On August 29, 2014, the Company entered into Change in Control Agreements with John J. Dee, its Chief Operating Officer, Kyle A. Miller, its Vice President of Operations and Bradford D. Johnson, its Vice President of Acquisitions and Asset Management. Each Change in Control Agreement provides that if the officer’s employment is terminated by the Company (or any successor) without cause or by the officer for good reason upon or within two (2) years after a change in control of the Company (as defined in the Change in Control Agreements), the officer will receive a severance payment equal to 1.5 times (Dee), 2.0 times (Miller) and 1.5 times (Johnson) the sum of the officer’s then current annual base salary plus the amount of any bonus paid for the prior year, as well as continuation of benefits for one (1) year. In addition, the Change in Control Agreements provide that all unvested restricted common shares and restricted share units would vest to the extent not theretofore vested.

The Change in Control Agreements will remain effective until the officer’s employment is terminated for any reason; provided that the officer will receive the benefits specified above upon termination of employment by the Company without cause or the officer for good reason after a change in control. As a condition to receiving any severance payment, the officer is required to execute and deliver a blanket release of the Company from any and all current and prior claims. In addition, for a period of one (1) year from and after termination of employment, except in the capacity of a less than 1% passive investor in a public company, each officer is restricted from having any interest in or performing any services in respect of any property that meets the Company’s publicly-stated definition of a Community Centered Property within a five (5) mile radius of any property then-owned by the Company.

The descriptions of the Employment Agreements and Change in Control Agreements are summaries only and are qualified in their entirety to the Employment Agreements and Change in Control Agreements, copies of which are filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1 10.2 10.3 10.4 10.5
Employment Agreement between Whitestone REIT and James C. Mastandrea
Employment Agreement between Whitestone REIT and David K. Holeman
Change in Control Agreement between Whitestone REIT and John J. Dee
Change in Control Agreement between Whitestone REIT and Kyle A. Miller
Change in Control Agreement between Whitestone REIT and Bradford D. Johnson

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITESTONE REIT

Date: August 29, 2014	By:	/s/ David K. Holeman
David K. Holeman
Chief Financial Officer